UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant  to Section  16(a) of the  Securities  Exchange  Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     McLaughlin, Stephen A.
     650 E. Elkcam Circle
     Marco Island, Florida 34145

2.   Date of Event Requiring Statement (Month/Day/Year)
     05/8/97

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol
     Citizens Community Bancorp. Inc.

5.   Relationship of Reporting Person to Issuer (Check all applicable)
     [X]  Director                           [ ]  10% Owner
     [X]  Officer (give title below)         [ ]  Other (specify below)

     Secretary/Treasurer & CFO

6    If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing (Check Applicable Line)
     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person


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Table I -- Non-Derivatie Securities Beneficially Owned

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1. Title of Security     2. Amount of Securities       3. Ownership             4. Nature of Indirect Beneficial Ownership
                            Beneficially Owned            Form: Direct (D)
                                 or Indirect (I)
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
Common Stock -                     7,500                        D
Par Value - $0.01
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Common Stock -                     4,000                        I               Stephen A. McLaughlin, TTEE of
Par Value - $0.01                                                               SLLL Employee Pension Plan
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Common Stock -                     8,500                        I               Stephen A. McLaughlin, TTEE of
Par Value - $0.01                                                               SLLL Employee Profit Sharing Plan
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Table  II  --Derivative   Securities  Beneficially  Owned  (e.g.,  puts,  calls,
warrants, options, convertibel securities)
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1. Title of           2. Date Exercisable      3. Title and Amount                 4. Conversion or  5. Ownership     6. Nature of
   Derivative            and Expiration Date      of Securities                       Exercise Price    Form of          Indirect
   Security              Date      Expiration     Underlying                          of Derivative     Derivative       Beneficial
                      Exercisable     Date        Derivative Security                 Security          Security:        Ownership
                                                  Title               Amount or                         Direct (D)
                                                                      Number of                         or Indirect (I)
                                                                      Shares
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
Options                  10/8/97    10/7/96       Common Stock -      1,000              $9.00           D
                                                  Par Value - $0.01

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Options                  10/8/98    10/7/96       Common Stock -      1,000              $9.00           D
                                                  Par Value - $0.01

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Options                  10/8/99    10/7/96       Common Stock -      1,000              $9.00           D
                                                  Par Value - $0.01

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Options                  10/8/00    10/7/96       Common Stock -      1,000              $9.00           D
                                                  Par Value - $0.01

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Options                  10/8/01    10/7/96       Common Stock -      1,000              $9.00           D
                                                  Par Value - $0.01

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Warrants                 2/7/96     6/15/98       Common Stock -      1,750              $9.00           D
                                                  Par Value - $0.01

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Warrants                 3/16/96    6/15/98       Common Stock -      2,000              $9.00           D
                                                  Par Value - $0.01

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Warrants                 2/7/96      6/15/98       Common Stock -      1,500             $9.00           I         S. McLaughlin as
                                                   Par Value - $0.01                                               Trustee for SLLL
                                                                                                                   Employee Pension
                                                                                                                   Plan
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Warrants                 3/16/96     6/15/98       Common Stock -        500             $9.00           I         S. McLaughlin as
                                                   Par Value - $0.01                                               Trustee for SLLL
                                                                                                                   Employee Pension
                                                                                                                   Plan
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Warrants                 2/7/96      6/15/98       Common Stock -      4,250             $9.00           I         S. McLaughlin as
                                                   Par Value - $0.01                                               Trustee for SLLL
                                                                                                                   Profit Sharing
                                                                                                                   Plan
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


                                   /s/Stephen A. McLaughlin              4/17/97
                                   ------------------------              -------
                                  Signature of Reporting Person           Date
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